FB Financial Corporation Reports First Quarter 2023 Results
Reports Q1 Diluted EPS of $0.78, Adjusted Diluted EPS* of $0.76
NASHVILLE, TENNESSEE—April 17, 2023-- FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $36.4 million, or $0.78 per diluted common share, for the first quarter of 2023, compared to $0.81 in the previous quarter and $0.74 in the first quarter of last year. Adjusted net income* was $35.7 million, or $0.76 per diluted common share, compared to $0.85 in the previous quarter and $0.74 in the first quarter of last year.
The Company grew deposits to $11.18 billion (12.2% annualized), loans held for investment to $9.37 billion (2.96% annualized), and adjusted tangible book value per common share* to $27.06 (8.09% annualized) during the first quarter of 2023 from the previous quarter. Net interest margin ("NIM") was 3.51% for the first quarter compared to 3.78% and 3.04% in the fourth and first quarters of 2022, respectively.
President and Chief Executive Officer, Christopher T. Holmes stated, “For the past three quarters we have been preparing the Company and our balance sheet for potential challenges brought on by the forces of increasing interest rates, slower economic growth, a stubbornly high rate of inflation and shrinking liquidity. We began using a mantra of liquidity, credit and capital in the first half of 2022 and that has resulted in the Company being well positioned for the current banking environment. Our liquidity position, credit quality metrics and capital ratios all improved during the quarter. In a time of uncertainty in the banking industry, we were proud to grow our deposit base this quarter and believe that speaks to the strong relationships that we have with our customers. As we look forward to the remainder of the year, we are focused on maintaining a strong balance sheet so we can continue serving our customers through the current economic cycle."

	2023	2022		Annualized
(dollars in thousands, except per share and % data)	First Quarter	Fourth Quarter	First Quarter	1Q23 / 4Q22 % Change	1Q23 / 1Q22 % Change
Balance Sheet Highlights
Investment securities, at fair value	$1,474,064	$1,474,176	$1,686,738	(0.03)%	(12.6)%
Mortgage loans held for sale(a)	73,005	108,961	318,549	(133.8)%	(77.1)%
Commercial loans held for sale, at fair value	9,510	30,490	78,179	(279.1)%	(87.8)%
Loans held for investment (HFI)	9,365,996	9,298,212	8,004,976	2.96%	17.0%
Allowance for credit losses(b)	138,809	134,192	120,049	14.0%	15.6%
Total assets	13,101,147	12,847,756	12,674,191	8.00%	3.37%
Interest-bearing deposits	8,693,766	8,179,203	8,208,580	25.5%	5.91%
Noninterest-bearing deposits	2,489,149	2,676,631	2,787,698	(28.4)%	(10.7)%
Mortgage escrow deposits	92,947	75,612	131,147	93.0%	(29.1)%
Total deposits	11,182,915	10,855,834	10,996,278	12.2%	1.70%
Estimated insured or collateralized deposits	7,926,537	7,288,641	7,631,005	35.5%	3.9%
Borrowings	312,131	415,677	155,733	(101.0)%	100.4%
Total common shareholders' equity	1,369,696	1,325,425	1,379,776	13.5%	(0.73)%
Book value per common share	$29.29	$28.36	$29.06	13.3%	0.79%
Total common shareholders' equity to total assets	10.5%	10.3%	10.9%
Tangible book value per common share*	$23.86	$22.90	$23.62	17.0%	1.02%
Adjusted tangible book value per common share*	$27.06	$26.53	$25.12	8.09%	7.70%
Tangible common equity to tangible assets*	8.68%	8.50%	9.03%
Estimated uninsured and uncollateralized deposits as a percentage of total deposits	29.1%	32.9%	30.6%
* Certain measures are considered non-GAAP financial measures. For a reconciliation and discussion of this non-GAAP measure, see “GAAP Reconciliation and Use of non-GAAP Financial Measures” and the corresponding non-GAAP reconciliation tables in this Earnings Release dated April 17, 2023.

(a) Includes optional right to repurchase government guaranteed GNMA mortgage loans previously sold that have become past due greater than 90 days amounting to $20,528 and      $26,211 of as of March 31, 2023 and December 31, 2022, respectively.

(b) Excludes reserve for credit losses on unfunded commitments of $18,463, $22,969, and $16,262 recorded in accrued expenses and other liabilities as of March 31, 2023,                     December 31, 2022, and March 31, 2022, respectively.

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FB Financial Corporation
First Quarter 2023 Results

	2023	2022
(dollars in thousands, except share, per share, and % data)	First Quarter	Fourth Quarter	First Quarter
Statement of Income Highlights
Net interest income	$103,660	$110,498	$88,182
NIM	3.51%	3.78%	3.04%
Provisions for credit losses	$491	$(456)	$(4,247)
Net charge-off (recovery) ratio	0.02%	0.02%	(0.03)%
Noninterest income	$23,545	$17,469	$41,392
Mortgage banking income	$12,086	$9,106	$29,531
Total revenue	$127,205	$127,967	$129,574
Noninterest expense	$80,636	$80,230	$89,272
Efficiency ratio	63.4%	62.7%	68.9%
Core efficiency ratio*	63.4%	61.0%	68.1%
Adjusted pre-tax, pre-provision earnings*	$45,659	$50,299	$40,476
Net income applicable to FB Financial Corporation	$36,381	$38,143	$35,236
Diluted earnings per common share	$0.78	$0.81	$0.74
Effective tax rate	21.0%	20.8%	20.9%
Adjusted net income*	$35,708	$40,045	$35,365
Adjusted diluted earnings per common share*	$0.76	$0.85	$0.74
Weighted average number of shares outstanding - fully diluted	46,765,154	47,036,742	47,723,902
Actual shares outstanding - period end	46,762,626	46,737,912	47,487,874
Returns on average:
Return on average total assets	1.15%	1.22%	1.13%
Return on average shareholders' equity	11.0%	11.7%	10.1%
Return on average tangible common equity*	13.6%	14.6%	12.4%
* Certain measures are considered non-GAAP financial measures. For a reconciliation and discussion of this non-GAAP measure, see “GAAP Reconciliation and Use of non-GAAP Financial Measures” and the corresponding non-GAAP reconciliation tables in this Earnings Release dated April 17, 2023.

Balance Sheet and Net Interest Margin
The Company reported loan balances ("HFI") of $9.37 billion at the end of the first quarter of 2023, an increase of $67.8 million, or 2.96% annualized, from the end of the previous quarter. The contractual yield on loans increased to 5.90% in the first quarter of 2023 from 5.45% in the previous quarter.
Total deposits increased by $327.1 million in the first quarter to $11.18 billion. The increase in total deposits was driven by an increase in public funds of $313.2 million. The Company's total cost of deposits increased to 1.94% during the quarter, and the cost of interest-bearing deposits increased to 2.53%. Noninterest-bearing deposits decreased during the first quarter of 2023 to $2.49 billion from $2.68 billion as of the end of 2022. Additionally, Federal Home Loan Bank advances with an average interest rate of 4.89% were paid down by $50.0 million during the quarter.
The Company’s net interest income on a tax equivalent basis decreased to $104.5 million in the first quarter from $111.3 million in the prior quarter. The decrease was primarily related to higher cost of deposits partially driven by a shift from noninterest-bearing to interest-bearing deposits, which resulted in an increase in interest expense of $21.4 million. This shift in deposits also impacted the NIM, which decreased to 3.51% for the first quarter of 2023 from 3.78% from the previous quarter. Other items contributing to the NIM decrease included an increase in public funds, lower loan fees, repricing of existing deposits, and a lower ratio of loans to deposits as the Company enhanced its balance sheet liquidity profile.
Holmes continued, "Our focus on liquidity and balance sheet management has served us well in recent months. We have consistently increased our on-balance sheet liquidity, including cash and cash equivalents, and maintained dry powder including untapped contingency funding sources."
Noninterest Income
Noninterest income was $23.5 million for the first quarter of 2023, compared to $17.5 million and $41.4 million for the fourth and first quarters of 2022, respectively. As a result of the payoff of two syndicated national credits during the first quarter of 2023, net changes in fair value of commercial loans held for sale resulted in a gain of $0.9 million, compared to a loss of $2.6 million in the prior quarter and a loss of $0.2 million in the first quarter of 2022.
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FB Financial Corporation
First Quarter 2023 Results

Mortgage banking income increased to $12.1 million in the first quarter of 2023, compared to $9.1 million and $29.5 million in the fourth and first quarters of 2022, respectively. Interest rate lock commitment volume during the same periods totaled $375.0 million compared to $281.7 million and $1.31 billion, respectively.
Chief Financial Officer, Michael Mettee noted, “We successfully moved our commercial loans held for sale portfolio from $350.3 million when we closed the Franklin Synergy transaction in 2020 to just two relationships with a value of $9.5 million, recognizing a total gain of $10.2 million since acquisition. Additionally, our restructured retail mortgage business operated at basically breakeven in a challenging operating environment and a seasonally slow quarter for mortgage activity."
Expense Management
Noninterest expenses were $80.6 million for the first quarter of 2023, compared to $80.2 million for the prior quarter and $89.3 million for the first quarter of 2022. During the first quarter of 2023, the Company's core efficiency ratio*1 was 63.4%, compared to 61.0% in the previous quarter and 68.1% in the first quarter of 2022.
Mettee noted, “The Company's core efficiency ratio* moved higher during the quarter driven by pressure on top line revenue. Expense management will continue to be a focus as we navigate through the uncertain economic forecast and recent banking industry turmoil.”
Credit Quality
The Company recorded net provisions for credit losses expense of $0.5 million in the first quarter of 2023, comprised of $5.0 million of provision expense related to loans HFI, offset by a reversal of $4.5 million of provision expense attributable to a reduction in unfunded loan commitments. Notably, the Company reduced unfunded loan commitments in the construction and land development category by $298.8 million from the previous quarter. The Company maintained an allowance for credit losses of $138.8 million as of March 31, 2023, representing 1.48% of loans HFI compared to $134.2 million, or 1.44% of loans HFI, as of the end of 2022.
The Company experienced net charge-offs of $0.4 million in the first quarter of 2023. Net charge-offs to average loans HFI for the first quarter of 2023 remained unchanged from the previous quarter, amounting to 0.02% for both periods.
The Company's nonperforming loans as a percent of loans HFI as of the end of the first quarter held steady at 0.49% from the previous quarter and 0.51% at the end of the first quarter of 2022. Nonperforming assets as a percentage of total assets showed an improvement in the first quarter of 2023 to 0.61% compared to 0.68% at the end of 2022.
Holmes commented, “Credit metrics for the Company exhibited improvements during the quarter. Charge-offs were flat and our asset quality showed improvement across the board. We had an increase in our allowance for credit losses to loans held for investment ratio as the economic growth outlook remains subdued and downside risks have increased.”
Capital Strength
Holmes continued, “We built on an already strong capital base during the quarter, even as we increased our dividend 15.4%, increasing tangible common equity to tangible assets* to 8.68% and Common Equity Tier 1 ratio to 11.3%.”

Summary
Holmes finalized, "The challenges in the first quarter for the banking industry validated our active management of liquidity, credit and capital over recent quarters. As always we are focused on delivering for our customers, associates, communities and shareholders during all market cycles and we are prepared for a range of economic outcomes as we move through the remainder of the year."
WEBCAST AND CONFERENCE CALL INFORMATION
FB Financial Corporation will host a conference call to discuss the Company's financial results on April 18, 2023, at 8:00 a.m. (Central Time). To listen to the call, participants should dial 1-877-883-0383 (confirmation code 3946795) approximately 10 minutes prior to the call. A telephonic replay will be available approximately two hours after the call through April 25, 2023, by dialing 1-877-344-7529 and entering confirmation code 9142688.
A live online broadcast of the Company’s quarterly conference call will be available online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=msOfFBMF. An online replay will be available on the Company’s website approximately two hours after the conclusion of the call and will remain available for 12 months.

1* Certain measures are considered non-GAAP financial measures. For a reconciliation and discussion of this non-GAAP measure, see “GAAP Reconciliation and Use of non-GAAP Financial Measures” and the corresponding non-GAAP reconciliation tables in this Earnings Release dated April 17, 2023.
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FB Financial Corporation
First Quarter 2023 Results

ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a financial holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank with 82 full-service bank branches across Tennessee, Kentucky, Alabama and North Georgia, and mortgage offices across the Southeast. FirstBank has approximately $13.10 billion in total assets.

MEDIA CONTACT:	FINANCIAL CONTACT:

Jeanie M. Rittenberry	Michael Mettee
615-313-8328	615-564-1212
jrittenberry@firstbankonline.com	mmettee@firstbankonline.com
www.firstbankonline.com	investorrelations@firstbankonline.com
SUPPLEMENTAL FINANCIAL INFORMATION AND EARNINGS PRESENTATION
Investors are encouraged to review this Earnings Release in conjunction with the Supplemental Financial Information and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release, the Supplemental Financial Information and the Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (“SEC”) on April 17, 2023.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Earnings Release that are not historical in nature may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s future plans, results, strategies, and expectations, including expectations around changing economic markets. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” “project,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon management's current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates, and projections will be achieved. Accordingly, the Company cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) current and future economic conditions, including the effects of inflation, interest rate fluctuations, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, and high unemployment rates in the local or regional economies in which the Company operates and/or the US economy generally, (2) changes in government interest rate policies and its impact on the Company’s business, net interest margin, and mortgage operations, (3) any continuation of the recent turmoil in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response, (4) increased competition for deposits, (5) the Company’s ability to effectively manage problem credits, (6) any deterioration in commercial real estate market fundamentals, (7) the Company’s ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions, (8) the Company’s ability to successfully execute its various business strategies, (9) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including legislative developments, (10) the potential impact of the phase-out of the London Interbank Offered Rate ("LIBOR") or other changes involving LIBOR, (11) the effectiveness of the Company’s cybersecurity controls and procedures to prevent and mitigate attempted intrusions, (12) the Company's dependence on information technology systems of third party service providers and the risk of systems failures, interruptions, or breaches of security, and (13) the impact of natural disasters, pandemics, and/or acts of war or terrorism, (14) international or political instability, including the impacts related to or resulting from Russia’s military action in Ukraine and additional sanctions and export controls, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments, and (15) general competitive, economic, political, and market conditions. Further information regarding the Company and factors which could affect the forward-looking statements contained herein can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in any of the Company’s subsequent filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this Earnings Release, and the Company undertakes no obligation to publicly update or
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FB Financial Corporation
First Quarter 2023 Results

review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company.
The Company qualifies all forward-looking statements by these cautionary statements.
GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES
This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures may include, without limitation, adjusted net income, adjusted diluted earnings per common share, adjusted and unadjusted pre-tax pre-provision earnings, core revenue, core noninterest expense and core noninterest income, core efficiency ratio (tax equivalent basis), adjusted return on average assets and equity, and adjusted pre-tax pre-provision return on average assets. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be non-core/adjusted in nature. The Company refers to these non-GAAP measures as adjusted (or core) measures. Also, the Company presents tangible assets, tangible common equity, adjusted tangible common equity, tangible book value per common share, adjusted tangible book value per common share, tangible common equity to tangible assets, on-balance sheet liquidity to tangible assets, return on average tangible common equity, and adjusted return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles. Adjusted tangible common equity and adjusted tangible book value also exclude the impact of net accumulated other comprehensive loss.
The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. Investors should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures. See the corresponding non-GAAP reconciliation tables below in this Earnings Release for additional discussion and reconciliation of these measures to the most directly comparable GAAP financial measures.
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FB Financial Corporation
First Quarter 2023 Results

Financial Summary and Key Metrics
(Unaudited)
(In Thousands, Except Share Data and %)
	2023	2022
	First Quarter	Fourth Quarter	First Quarter
Selected Statement of Income Data
Total interest income	$159,480	$147,598	$95,127
Total interest expense	55,820	37,100	6,945
Net interest income	103,660	110,498	88,182
Total noninterest income	23,545	17,469	41,392
Total noninterest expense	80,636	80,230	89,272
Earnings before income taxes and provisions for credit losses	$46,569	$47,737	$40,302
Provisions for credit losses	$491	$(456)	$(4,247)
Income tax expense	9,697	10,042	9,313
Net income applicable to FB Financial Corporation	36,381	38,143	35,236
Net interest income (tax-equivalent basis)	104,493	111,279	88,932
Adjusted net income*	35,708	40,045	35,365
Adjusted pre-tax, pre-provision earnings*	45,659	50,299	40,476
Per Common Share
Diluted net income	$0.78	$0.81	$0.74
Adjusted diluted net income*	0.76	0.85	0.74
Book value	29.29	28.36	29.06
Tangible book value*	23.86	22.90	23.62
Adjusted tangible book value*	27.06	26.53	25.12
Weighted average number of shares outstanding - fully diluted	46,765,154	47,036,742	47,723,902
Period-end number of shares	46,762,626	46,737,912	47,487,874
Selected Balance Sheet Data
Cash and cash equivalents	$1,319,951	$1,027,052	$1,743,311
Loans held for investment (HFI)	9,365,996	9,298,212	8,004,976
Allowance for credit losses(a)	(138,809)	(134,192)	(120,049)
Mortgage loans held for sale(b)	73,005	108,961	318,549
Commercial loans held for sale, at fair value	9,510	30,490	78,179
Investment securities, at fair value	1,474,064	1,474,176	1,686,738
Other real estate owned, net	4,085	5,794	9,721
Total assets	13,101,147	12,847,756	12,674,191
Interest-bearing deposits	8,693,766	8,179,203	8,208,580
Noninterest-bearing deposits	2,489,149	2,676,631	2,787,698
Total deposits	11,182,915	10,855,834	10,996,278
Estimated insured or collateralized deposits	7,926,537	7,288,641	7,631,005
Borrowings	312,131	415,677	155,733
Total common shareholders' equity	1,369,696	1,325,425	1,379,776
Selected Ratios
Return on average:
Assets	1.15%	1.22%	1.13%
Shareholders' equity	11.0%	11.7%	10.1%
Tangible common equity*	13.6%	14.6%	12.4%
Average shareholders' equity to average assets	10.4%	10.4%	11.2%
Net interest margin (tax-equivalent basis)	3.51%	3.78%	3.04%
Efficiency ratio (GAAP)	63.4%	62.7%	68.9%
Core efficiency ratio (tax-equivalent basis)*	63.4%	61.0%	68.1%
Loans HFI to deposit ratio	83.8%	85.7%	72.8%
Total loans to deposit ratio	84.5%	86.9%	76.4%
Noninterest-bearing deposits to total deposits	22.3%	24.7%	25.4%
Yield on interest-earning assets	5.38%	5.04%	3.28%
Cost of interest-bearing liabilities	2.61%	1.84%	0.34%
Cost of total deposits	1.94%	1.20%	0.20%
Estimated uninsured and uncollateralized deposits as a percentage of total deposits	29.1%	32.9%	30.6%
Credit Quality Ratios
Allowance for credit losses as a percentage of loans HFI(a)	1.48%	1.44%	1.50%
Net charge-offs as a percentage of average loans HFI	0.02%	0.02%	(0.03)%
Nonperforming loans HFI as a percentage of total loans HFI	0.49%	0.49%	0.51%
Nonperforming assets as a percentage of total assets(b)	0.61%	0.68%	0.44%
Preliminary Capital Ratios (consolidated)
Total common shareholders' equity to assets	10.5%	10.3%	10.9%
Tangible common equity to tangible assets*	8.68%	8.50%	9.03%
Tier 1 capital (to average assets)	10.3%	10.5%	10.2%
Tier 1 capital (to risk-weighted assets)(c)	11.6%	11.3%	12.3%
Total capital (to risk-weighted assets)(c)	13.5%	13.1%	14.2%
Common equity Tier 1 (to risk-weighted assets) (CET1)(c)	11.3%	11.0%	12.0%
(a) Excludes reserve for credit losses on unfunded commitments of $18,463, $22,969, and $16,262 recorded in accrued expenses and other liabilities at March 31, 2023, December 31, 2022, and March 31, 2022, respectively.
(b) Includes optional right to repurchase seriously delinquent GNMA loans previously sold of $20,528 and $26,211 as of March 31, 2023 and December 31, 2022, respectively.
(c) Risk-weighted assets are calculated using the standardized method of the Basel III Framework.
*These measures are considered non-GAAP financial measures. For a reconciliation and discussion of this non-GAAP measure, see "GAAP Reconciliation and Use of non-GAAP Financial Measures" and the corresponding non-GAAP reconciliation tables in this Earnings Release dated April 17, 2023.
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FB Financial Corporation
First Quarter 2023 Results

Non-GAAP Reconciliation
For the Periods Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2023	2022
Adjusted net income	First Quarter	Fourth Quarter	First Quarter
Income before income taxes	$46,078	$48,193	$44,549
Less gain (loss) from changes in fair value of commercial loans held for sale acquired in previous business combination	910	(2,562)	(174)
Adjusted pre-tax net income	45,168	50,755	44,723
Adjusted income tax expense	9,460	10,710	9,358
Adjusted net income	$35,708	$40,045	$35,365
Weighted average common shares outstanding - fully diluted	46,765,154	47,036,742	47,723,902
Adjusted diluted earnings per common share
Diluted earnings per common share	$0.78	$0.81	$0.74
Less gain (loss) from changes in fair value of commercial loans held for sale acquired in previous business combination	0.02	(0.05)	—
Less tax effect	—	0.01	—
Adjusted diluted earnings per common share	$0.76	$0.85	$0.74

	2023	2022
Adjusted pre-tax pre-provision earnings	First Quarter	Fourth Quarter	First Quarter
Income before income taxes	$46,078	$48,193	$44,549
Plus provisions for credit losses	491	(456)	(4,247)
Pre-tax pre-provision earnings	46,569	47,737	40,302
Less gain (loss) from changes in fair value of commercial loans held for sale acquired in previous business combination	910	(2,562)	(174)
Adjusted pre-tax pre-provision earnings	$45,659	$50,299	$40,476

	2023	2022
Core efficiency ratio (tax-equivalent basis)	First Quarter	Fourth Quarter	First Quarter
Core noninterest expense	$80,636	$80,230	$89,272
Net interest income (tax-equivalent basis)	$104,493	$111,279	$88,932
Total noninterest income	23,545	17,469	41,392
Less gain (loss) from changes in fair value of commercial loans held for sale acquired in previous business combination	910	(2,562)	(174)
Less loss from sales or write-downs of other real estate owned and other assets	(183)	(252)	(434)
Less gain (loss) from securities, net	69	25	(152)
Core noninterest income	22,749	20,258	42,152
Core revenue	$127,242	$131,537	$131,084
Efficiency ratio (GAAP)(a)	63.4%	62.7%	68.9%
Core efficiency ratio (tax-equivalent basis)	63.4%	61.0%	68.1%
(a) Efficiency ratio (GAAP) is calculated by dividing reported noninterest expense by reported total revenue.

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FB Financial Corporation
First Quarter 2023 Results

Non-GAAP Reconciliation (continued)
For the Periods Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2023	2022
Tangible assets and equity	First Quarter	Fourth Quarter	First Quarter
Tangible assets
Total assets	$13,101,147	$12,847,756	$12,674,191
Less goodwill	242,561	242,561	242,561
Less intangibles, net	11,378	12,368	15,709
Tangible assets	$12,847,208	$12,592,827	$12,415,921
Tangible common equity
Total common shareholders' equity	$1,369,696	$1,325,425	$1,379,776
Less goodwill	242,561	242,561	242,561
Less intangibles, net	11,378	12,368	15,709
Tangible common equity	$1,115,757	$1,070,496	$1,121,506
Less accumulated other comprehensive loss, net	(149,566)	(169,433)	(71,544)
Adjusted tangible common equity	1,265,323	1,239,929	1,193,050
Common shares outstanding	46,762,626	46,737,912	47,487,874
Book value per common share	$29.29	$28.36	$29.06
Tangible book value per common share	$23.86	$22.90	$23.62
Adjusted tangible book value per common share	$27.06	$26.53	$25.12
Total common shareholders' equity to total assets	10.5%	10.3%	10.9%
Tangible common equity to tangible assets	8.68%	8.50%	9.03%
On-balance sheet liquidity:
Cash and cash equivalents	$1,319,951	$1,027,052	$1,743,311
Unpledged securities	286,169	280,165	430,118
Equity securities, at fair value	3,059	2,990	3,213
Total on-balance sheet liquidity	$1,609,179	$1,310,207	$2,176,642
On-balance sheet liquidity as a percentage of total assets	12.3%	10.2%	17.2%
On-balance sheet liquidity as a percentage of total tangible assets	12.5%	10.4%	17.5%

	2023	2022
Return on average tangible common equity	First Quarter	Fourth Quarter	First Quarter
Average common shareholders' equity	$1,343,227	$1,294,758	$1,415,985
Less average goodwill	242,561	242,561	242,561
Less average intangibles, net	11,862	12,865	16,376
Average tangible common equity	$1,088,804	$1,039,332	$1,157,048
Net income	$36,381	$38,143	$35,236
Return on average common equity	11.0%	11.7%	10.1%
Return on average tangible common equity	13.6%	14.6%	12.4%
Adjusted net income	$35,708	$40,045	$35,365
Adjusted return on average tangible common equity	13.3%	15.3%	12.4%

	2023	2022
Adjusted return on average assets and equity	First Quarter	Fourth Quarter	First Quarter
Net income	$36,381	$38,143	$35,236
Average assets	12,861,614	12,446,027	12,641,489
Average common equity	1,343,227	1,294,758	1,415,985
Return on average assets	1.15%	1.22%	1.13%
Return on average common equity	11.0%	11.7%	10.1%
Adjusted net income	$35,708	$40,045	$35,365
Adjusted return on average assets	1.13%	1.28%	1.13%
Adjusted return on average common equity	10.8%	12.3%	10.1%
Adjusted pre-tax pre-provision earnings	$45,659	$50,299	$40,476
Adjusted pre-tax pre-provision return on average assets	1.44%	1.60%	1.30%
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